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                                                                 Exhibit 99.4(d)

                    JEFFERSON NATIONAL LIFE INSURANCE COMPANY
                                  Dallas, Texas
                Administrative Office: 9920 Corporate Campus Dr.,
                     Suite 1000, Louisville, Kentucky 40223


                             AMENDING MVA PROVISION

                                   ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached. This Endorsement is effective upon its issuance. The following hereby amends the section of the Contract captioned "MVA Account Provisions."

INTEREST TO BE CREDITED: In no event will the interest rate credited to amounts allocated to a Guaranteed Period be less than the Minimum Guaranteed Interest Rate specified on the Contract Schedule, notwithstanding the application of the Market Value Adjustment.

MARKET VALUE ADJUSTMENT: In no event will the application of a Market Value Adjustment result in an adjustment such that the actual interest rate credited is less than the Minimum Guaranteed Interest Rate for the Guarantee Period.


Signed for Jefferson National Life Insurance Company


        /s/ Craig Hawley                        /s/ Shane Gleeson
           Secretary                                President

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